EXHIBIT 99.1

Midway Receives a Key Permit for Pan Gold Project,
White Pine county, Nevada

March 26, 2013

Denver, Colorado – Midway Gold Corp. (“Midway”) announces receipt of a key permit required for production at its Pan Gold Project in Nevada. A Water Pollution Control Permit has been received from the State of Nevada. This announcement closely follows publication of the Draft Environmental Impact Statement (DEIS). The Pan project is on track to start construction in late 2013 with production targeted for mid-2014.

“We are delighted to reach two major permitting milestones in the last week,” said Ken Brunk, Midway’s President & CEO. “This is a credit to a great team of people and our cooperative, professional relationship with the agencies involved. It is outstanding that we are starting our EIS comment period for Pan with one of our most important permits in hand.”

Midway received the Water Pollution Control Permit, which authorizes the construction, operation and closure of approved mining facilities in White Pine County. The Nevada Division of Environmental Protection determined that the proposed operation will not degrade the waters of the state and that public safety and health will be protected. There are no surface waters in the project area and the proposed pit does not reach the groundwater table.

The other major milestone was the completion and publication of the Draft EIS by the BLM. It is now available for public review. A comment period, required under the National Environmental Policy act (NEPA), will be open until May 6th. More information on this process and how to comment can be found in Midway’s press release dated, March 22nd, 2013.

Pan Gold Project, Nevada – The Pan Project represents nearly a US$100 million capital investment in a part of Nevada that welcomes new investment and associated economic opportunities (see Feasibility Study dated December 19, 2011).  Once in operation, the Pan mine is projected to provide 150 workers with stable, high-paying jobs. In addition to direct employment, Midway expects the mine will have a multiplier effect by creating support jobs in surrounding communities.

Geologically, the Pan project is an oxidized, Carlin-style gold deposit mineable by shallow open pit methods and treatable by heap leaching. A Feasibility Study was completed in November 2011. It shows the NPV5% of the project is robust at a range of gold prices, ranging from $123 million at $1,200/oz gold to $344M at $1,900/oz gold. The IRR grows from 32% to 79% using the same gold price range. Both are after-tax figures (see press release dated November 15, 2011).

Figure 1. Pan Project Feasibility Projections (After Tax)

Gold Price	$1,200/oz	$1,550/oz	$1,725/oz	$1,900/oz
NPV5%	$123 mm	$235 mm	$290 mm	$344 mm
IRR	32%	56%	67%	79%
Payback	2.6 yrs	1.7 yrs	1.4 yrs	1.2 yrs

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.